Exhibit 5.1

[Berliner, Corcoran & Rowe, LLP Letterhead]

April 2, 2007

Acadia Realty Trust

1311 Mamaroneck Avenue, Suite 260

White Plains, New York 10605

Re:	Acadia Realty Trust Prospectus Supplement

Ladies and Gentlemen:

We have acted as special counsel for Acadia Realty Trust, a Maryland real estate investment trust (the “Trust”), in connection with the preparation and filing of a Prospectus Supplement pursuant to Rule 424(b) (the “Prospectus Supplement”) under the Securities Act of 1933, as amended, with the Securities and Exchange Commission ("Commission"), relating to the Trust’s Registration Statement on Form S-3 (File No. 333-139950). The Prospectus Supplement covers the resale of the Trust's 3.75% Convertible Notes due 2026 ("Notes") and its Common Shares of Beneficial Interest, par value $.001 per share (“Common Shares”) issuable upon conversion of the Notes.

In this connection we have examined and considered the original or copies, certified or otherwise identified to our satisfaction, of the following:

(i)	The Declaration of Trust of the Trust including all amendments thereto, as in effect on the date hereof ("Declaration of Trust");

(ii)           The By-Laws of the Trust, including all amendments thereto, as in effect on the date hereof ("By-laws");

(iii)          The Amended and Restated Limited Partnership Agreement (“Partnership Agreement”) of Acadia Realty Limited Partnership (“Partnership”);

(iv)          The Resolutions of the Board of Trustees of the Trust ("Board") adopted at a meeting of the Trustees on November 6, 2006 (“Resolutions”), which, among other things, authorized the issuance and sale of the Notes and reserved for issuance the Common Shares issuable upon conversion of the Notes;

Acadia Realty Trust

April 2, 2007

(v)          The Resolutions of the Board, adopted at a telephonic meeting of the Board on December 21, 2006, which, among other things, authorized the preparation and filing of the Registration Statement and any supplement to the prospectus contained therein (the Resolutions adopted on November 6, 2006 and the Resolutions adopted on December 21, 2006 are hereinafter referred to as the "Resolutions");

(vi)	The Prospectus Supplement; and

(vii)	A Certificate of the Secretary of the Trust dated April 2, 2007.

In addition, we have obtained from public officials, officers and other representatives of the Trust, and others such certificates, documents and assurances as we considered necessary or appropriate for purposes of rendering this opinion. In our examination of the documents listed in (i)-(vii) above and the other certificates and documents referred to herein, we have assumed the legal capacity of all natural persons, the genuineness of all signatures on documents not executed in our presence and facsimile or photostatic copies of which we reviewed, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. Without limiting the generality of the foregoing we have relied upon the representations of the Trust as to (i) the accuracy and completeness of (a) the Declaration of Trust, (b) the By-laws, and (c) the Prospectus Supplement; and (ii) the representations of the Trust that (x) the Resolutions, (y) the Declaration of Trust, and (z) the By-laws have not been rescinded, modified or revoked and no proceedings for the amendment, modification, or rescission of any of such documents are pending or contemplated.

Based upon the assumptions, qualifications, and limitations set forth herein, and relying upon the statements of fact contained in the documents that we have examined, we are of the opinion, as of the date hereof, that:

1.            The Notes have been duly and validly authorized, executed, and issued and are valid and binding obligations of the Trust.

2.            The Common Shares issuable upon conversion of the Notes have been duly and validly authorized by the Trust and have been duly reserved for issuance upon conversion of the Notes.

3.            The Common Shares, if and when any conditions for the issuance of Common Shares have been complied with upon conversion of the Notes in accordance with their terms and

Acadia Realty Trust

April 2, 2007

conditions, will be legally issued, fully paid and nonassessable.

In addition to the assumptions set forth above, the opinions set forth herein are also subject to the following qualifications and limitations:

(a)          The opinions expressed in this letter are based upon the assumption that the Trust will keep effective the Registration Statement to which the Prospectus Supplement relates.

(b)	The opinions expressed in this letter are specifically limited to the matters set forth in this letter and no other opinions should be inferred beyond the matters expressly stated herein.

(c)	The opinions expressed in this letter are based on the laws of the jurisdictions referred to in the next paragraph as they may be in effect on the date hereof and we assume no obligation to supplement this opinion if any applicable laws change after the date hereof.

The opinions herein expressed are limited in all respects solely to matters governed by the internal laws of the State of Maryland, and the federal laws of the United States of America, insofar as each may be applicable. To the extent that any documents referred to herein are governed by the laws of a jurisdiction other than the State of Maryland, we have assumed that the laws of such jurisdiction are the same as the laws of the State of Maryland. We express no opinion herein with respect to matters of local, county or municipal law, or with respect to the laws, regulations, or ordinances of local agencies within any state. Subject to the foregoing, any reference herein to “law” means applicable constitutions, statutes, regulations and judicial decisions. To the extent that this opinion relates to the laws of the State of Maryland, it is based upon the opinion of members of this firm who are members of the bar of that State.

This opinion letter is rendered solely to you in connection with the above referenced matter and may not be relied upon by you for any other purpose or delivered to, or quoted or relied upon by, any other person without our prior written consent. This opinion letter is rendered as of the date hereof, and we assume no obligation to advise you of any facts, circumstances, events or developments that may be brought to our attention in the future, which facts, circumstances, events or developments may alter, affect or modify the opinions or beliefs expressed herein.

Acadia Realty Trust

April 2, 2007

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement.

Very truly yours,

/s/ Berliner, Corcoran & Rowe, LLP